UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2017, Five Prime Therapeutics, Inc. (“FivePrime”) issued a press release announcing that Aron Knickerbocker, FivePrime’s Chief Operating Officer, has been appointed to succeed Lewis T. Williams as FivePrime’s new President and Chief Executive Officer, effective January 1, 2018. In connection with Mr. Knickerbocker’s appointment, Lewis T. Williams will transition from his position as FivePrime’s President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) to Executive Chairman of the Board.

On October 18, 2017, FivePrime and Mr. Knickerbocker entered into a written offer letter (the “Offer Letter”) pursuant to which Mr. Knickerbocker will, beginning January 1, 2018, serve as the President and Chief Executive Officer of FivePrime. Pursuant to the Offer Letter, Mr. Knickerbocker will begin to receive an annual base salary of $500,000 on January 1, 2018, and be eligible to receive a target annual bonus equal to 50% of his base salary.

Pursuant to the Offer Letter, the Compensation and Management Development Committee of the Board granted to Mr. Knickerbocker an option (the “Option”) to purchase 150,000 shares of Five Prime’s common stock (the “Common Stock”) pursuant to FivePrime’s 2013 Omnibus Incentive Plan. The Option has an exercise price per share of $46.80, the closing price of the Common Stock on October 20, 2017 and a term of 10 years from the grant date. The Option will vest with respect to 1/48th of the shares subject to the Option on November 20, 2019 and 1/48th of the shares subject to the Option monthly thereafter, in each case, subject to Mr. Knickerbocker’s continued service to FivePrime on each vest date.

In addition, FivePrime and Mr. Knickerbocker entered into an amendment (the “ESBA Amendment”) to that certain Executive Severance and Benefits Agreement (the “ESBA”), dated December 30, 2009, as amended, between FivePrime and Mr. Knickerbocker. The ESBA Amendment will be effective January 1, 2018. Pursuant to the ESBA Amendment, the period during which Mr. Knickerbocker would be entitled to (i) severance payments of his base salary and pro-rata annual bonus, as in effect on the date of his termination in certain circumstances; and (ii) if elected by Mr. Knickerbocker, payment or reimbursement of COBRA premiums for himself and his covered dependents, if any, was increased to (i) 12 months in the event of Mr. Knickerbocker’s termination without cause or resignation for good reason and (ii) 24 months in the event of Mr. Knickerbocker’s termination without cause or resignation for good reason following a change of control. The terms of the ESBA did not otherwise change.

The foregoing descriptions of the Offer Letter and the ESBA Amendment are summaries and are qualified in their entirety by reference to the Offer Letter and the ESBA Amendment, respectively, which FivePrime will file as exhibits to its Form 10-Q for the fiscal quarter ending September 30, 2017.

A copy of the press release is filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by FivePrime on October 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: October 23, 2017

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